EXHIBIT 99.1

CTC MEDIA ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

Moscow, Russia — August 3, 2010 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that Elena Grechina, Senior Vice President at Alfa Bank, has been re-appointed to the CTC Media Board of Directors to replace Lev Khasis, who has resigned from the Board. Ms. Grechina has been designated to serve on the CTC Media Board by Alfa CTC Holdings Limited (“Alfa”), which is an affiliate of Alfa Bank, in accordance with the terms of the stockholders’ agreement between the Company and its two largest stockholders, Alfa and MTG Russia AB. Ms. Grechina previously served as a member of CTC Media’s Board from March 2008 to April 2009. The CTC Media Board currently consists of nine members, of which three are designated by Alfa and three are designated by MTG Russia AB, which is a wholly owned subsidiary of Modern Times Group MTG AB, in accordance with the stockholders’ agreement.

Ms. Grechina has worked for Alfa Bank since 1999, where she has held various positions, including responsibility for managing mergers and acquisitions in the corporate finance department and supervising long-term investments. Ms. Grechina currently heads Alfa’s asset management department and serves as a director of A1 investment company. Prior to joining Alfa Bank, Ms. Grechina worked as a securities analyst with Alfa Asset Management (the Moscow-based private equity investment group) from 1998 to 1999.

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For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV - as well as Channel 31 in Kazakhstan, and TV companies in Uzbekistan and Moldova, with a combined potential audience of over 180 million people. The international pay-TV version of the CTC channel is available in North America and Israel. CTC Media also owns two TV content production companies, Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.